Exhibit 99.1

Cherrybrook Kitchen
Balance Sheets
Unaudited

	Unaudited
	May 31,	December 31,	December 31,	December 31,
	2011	2010	2009	2008
Assets
Current assets
Cash	$56,418	$11,234	$319,253	$7,680
Accounts receivable	145,480	185,365	278,412	247,099
Inventory	67,230	117,204	44,152	86,793
Other	-	4,925	16,013	60,795
Total current assets	269,128	318,728	657,830	402,367

Machinery and equipment, net	-	101,978	43,274	71,430
Other	-	-	-	-

Total assets	$269,128	$420,706	$701,104	$473,798

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$429,823	$218,411	$253,204	$362,510
Band of America	94,605	69,756	83,601	99,806
Mellon Bank	469,550	469,550	499,550	499,550
Commerce Bank	190,000	91,000	-	-
Toyota	-	67,048	-	-
Accrued Interest	-	-	-	5,682
Total current liabilities	1,183,978	915,765	836,355	967,548

Long-Term Liabilities
Village Bank	-	-	-	12,155
Republic	1,829,855	1,763,895	1,633,119	643,997
Total long term liabilities	1,829,855	1,763,895	1,633,119	656,153

Stockholders' equity
Membership Interest Paid-in Capital	1,188,835	1,188,835	1,188,835	1,188,835
Accumulated deficit	(3,933,540)	(3,447,789)	(2,957,205)	(2,338,738)
Total stockholders' equity	(2,744,705)	(2,258,954)	(1,768,370)	(1,149,903)

Total liabilities and stockholders' equity	$269,128	$420,706	$701,104	$473,798

Cherrybrook Kitchen
Statements of Operations
Unaudited

	For the period ended	For the years ended
	May 31,	December 31,
	2011	2010	2009

Sales, net	$1,113,713	$3,330,309	$3,389,607

Cost of sales	717,751	2,049,790	2,108,734

Gross profit	395,962	1,280,519	1,280,873

Expenses

Selling	337,592	913,971	941,675
General and administrative	308,164	666,218	797,692
Research and development	-	780	640
Depreciation	21,311	23,883	30,782

Total expenses	667,067	1,604,852	1,770,789

Loss from operations	(271,105)	(324,333)	(489,916)

Interest expense	(64,646)	(167,286)	(132,744)
Interest income	-	1,035	4,193
Other - Transaction Exp	(150,000)	-	-

Income tax	-	-	-

Net loss	$(485,751)	$(490,584)	$(618,467)

Cherrybrook Kitchen
Statement of Stockholders' Deficit
Unaudited

	Membership
	Interest
	Paid-in	Accumulated
	capital	Deficit	Total

Balance December 31, 2008	$1,188,385	$(2,338,738)	$(1,149,903)

Net loss for the year ended December 31, 2009	-	(618,467)	(618,467)
Balance December 31, 2009	1,188,385	(2,957,205)	(1,768,370)

Net loss for the year ended December 31, 2010	-	(490,584)	(490,584)
Balance, December 31, 2010	1,188,385	(3,447,789)	(2,258,954)

Net loss for the period ended May 31, 2011	-	(485,751)	(485,751)
Balance, May 31, 2011	$1,188,385	$(3,933,540)	$(2,744,705)

Cherrybrook Kitchen
Statements of Cash Flows
Unaudited

	For the period ended	For the years ended
	May 31,	December 31,
	2011	2010	2009
Cash flows from operating activities
Net loss	$(485,751)	$(490,584)	$(618,467)

Adjustments to reconcile net income/(loss) to
net cash used in operating activities:
Accounts receivable	32,079	93,047	(31,313)
Inventory	43,978	(72,993)	42,641
Accounts payable and accrued expenses	80,137	(23,762)	(86,411)
Depreciation	21,311	23,883	30,782
Net cash (used in)/provided by
operating activities	(308,246)	(470,409)	(662,768)

Cash flow from investing activities
Silverwood Transaction Fee	150,000	-	-
Acquisition of machinery and equipment	80,668	(82,588)	(2,626)
Net cash (used in) investing activities	230,668	(82,588)	(2,626)

Cash flow from financing activities
Village Bank	-	-	(12,155)
Republic Principal	-	-	900,000
Republic Accured Interest	65,960	130,776	89,122
Commerce Bank	99,000	91,000	-
Mellon Bank	-	(30,000)	-
Toyota	(67,047)	67,047	-
Bank of America	24,849	(13,845)	-
Net cash provided by financing activities	122,762	244,978	976,967

Cash and cash equivalents:
Net (decrease) increase	45,184	(308,019)	311,573
Balance at beginning of period	11,234	319,253	7,680
Balance at end of period	$56,418	$11,234	$319,253